EXHIBIT 99

First Reliance Bancshares Logo Appears Here

FOR IMMEDIATE RELEASE:

JULY 8, 2004 PRESS RELEASE OF FIRST RELIANCE BANCSHARES, INC.

###

[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell	Rick Saunders

	Marketing	President & CEO
	First Reliance Bank	First Reliance Bank
	2170 W. Palmetto St.	2170 W. Palmetto St.
	Florence, SC 29501	Florence, SC 29501
	(843) 269-0264	(843) 656-5000
	vrowell@firstreliance.com	rsaunders@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANCSHARES ISSUES SECOND QUARTER RESULTS

July 8, 2004 (Florence, SC) – First Reliance BancShares, Inc.(OTC BB: FSRL.OB) today announced that its second quarter 2004 earnings increased 12.5%.

Net income for the quarter ended June 30,2004, totaled $245,196, an increase of 12.5% over the same period a year ago. Net income for the six months ended June 30, 2004 totaled $566,371, an increase of 8.1% over the same period a year ago. Total assets grew to $218.4 million, which represents an increase of 49%. Total deposits grew to $177.5 million, an increase of 47.6%. Total loans grew to $176.2 million, a 69.4% increase.

First Reliance Bancshares Logo Appears Here

FOR IMMEDIATE RELEASE:

“Growth for second quarter 2004 was certainly positive and greatly contributed to our ability to outpace anticipated benchmarks for the year. Earnings have remained steady and should continue doing so even with the recent rate increase. Proper planning and reliable execution have been the fundamental keys to our steady but disciplined growth and profitability,” said Rick Saunders, President & CEO.

Jeff Paolucci, Senior Vice President and Chief Financial Officer for First Reliance Bank added, “Our steady growth has been rewarding. Now that our first expansion branch in Lexington, S.C. is open for business, we anticipate even stronger growth for the remainder of the year.”

First Reliance recently opened its Lexington, S.C. branch for business in June shortly after adding a new overdraft privilege service to all its checking accounts called Bounce Protection. In July, customers will be introduced to another new service when the bank officially rolls out its new customer care center and service called ACCESSLive that will serve customers from 8 a.m. until 6 p.m. daily Monday through Friday.

First Reliance Bank is a locally owned and operated community bank in Florence County. For more information visit: www.firstreliance.com

###

	30-Jun		31-Dec
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$3,354,526	$3,389,111	$4,693,102
Federal funds sold	2,300,000	5,990,000	100,000
Total cash and cash equivalents	5,654,526	9,379,111	4,793,102

Investment securities:
Available For Sale	24,018,542	26,213,749	27,688,992
Nonmarketable equity securities	1,240,725	528,100	1,055,000
Total investment securities	25,259,267	26,741,849	28,743,992
Loans Held for Sale	1,656,217	4,082,988	971,627

Loans receivable:	176,236,611	104,021,250	139,389,064
Less allowance for loan losses	(2,087,299)	(1,323,709)	(1,752,282)
Loans, net	174,149,312	102,697,541	137,636,782

Premises, furniture and equipment, net	5,788,877	5,824,555	5,796,819
Other assets	5,904,654	1,949,729	2,421,561

Total assets	$218,412,854	$146,592,785	$180,363,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$22,239,499	$17,668,735	$19,084,520

Interest-bearing transaction accounts	155,226,870	102,571,864	120,330,431
Total deposits	177,466,369	120,240,599	139,414,951

Advances from FHLB	20,000,000	9,500,000	19,100,000

Federal Funds Purchased	—		1,043,000

Repurchase Agreements	2,095,810	2,142,272	2,363,570

Other Liabilities	710,240	1,351,716	739,723

Total liabilities	200,272,419	133,234,587	162,661,244

Shareholders’ Equity:

Common stock, $.01 par value; 5,000,000 shares authorized; 2,466,660 issued and outstanding	24,963	24,667	24,667

Capital surplus	15,387,861	15,106,061	15,106,070

Retained earnings	2,891,973	1,833,578	2,325,602

Accumulated other comprehensive income	(164,363)	476,880	246,300

Total shareholders’ equity	18,140,434	17,441,186	17,702,639

Total liabilities and shareholders’ equity	$218,412,854	$150,675,773	$180,363,883

First Reliance Bancshares, Inc

Consolidated Statement of Income

(unaudited)

	Six Months Ended 30-Jun		Three Months Ended 30-Jun
	2004	2003	2004	2003
Interest Income
Loans, including fees	$5,049,119	$3,346,788	$2,692,522	$1,745,555
Investment securities	558,782	507,687	267,222	264,146
Federal funds sold	2,028	28,166	633	22,120

Total	5,609,930	3,882,641	2,960,378	2,031,821
Interest Expense
Deposits and borrowings	1,627,943	1,161,090	853,100	606,098

Total	1,627,943	1,161,090	853,100	606,098
Provision for loan losses	478,262	248,067	368,334	183,067
Other operating income
Residential mortgage origination fees	242,623	440,405	143,618	235,527
Service charges on deposit accounts	557,379	449,782	308,992	233,263
Other service charges, commissions and fees	324,288	152,692	180,738	77,522

Total	1,124,290	1,042,879	633,348	546,312
Other operating expenses
Salaries and employee benefits	2,233,323	1,546,850	1,161,727	803,190
Occupancy expense	167,416	90,004	90,559	46,311
Furniture and equipment expense	301,022	140,031	157,534	88,484
Other operating expenses	1,124,373	1,012,027	621,012	553,375

Total	3,826,133	2,788,912	2,030,831	1,491,360
Income before income taxes	801,881	727,451	341,460	297,608

Income tax expense	235,510	203,676	96,264	79,569

Net Income	$566,371	$523,775	$245,196	$218,039

Earnings Per Share
Basic Earnings Per Share	0.23	0.32	0.10	0.12
Diluted Earnings Per Share	0.20	0.31	0.09	0.12

4